Exhibit 3.22
AMENDED AND RESTATED
OPERATING AGREEMENT FOR
Global Linguist Solutions LLC
Dated as of August 16, 2006

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Attachment 1 — Required Vote of the Members
Attachment 2 — Required Vote of the Managers
Exhibit A — Members, Units, and Managers

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AMENDED AND RESTATED

OPERATING AGREEMENT

GLOBAL LINGUIST SOLUTIONS LLC
     This Operating Agreement is amended and restated as of August 16, 2006 by and among the Members named on the signature page, and such Substitute Member(s) as may be admitted in accordance with Article 14. In consideration of the mutual covenants and conditions hereinafter set forth, the Members hereby agree that the terms of the Agreement governing the Company shall be as follows:
ARTICLE 1 ORGANIZATIONAL MATTERS
Section 1.1 Formation
     The Company shall be formed as a limited liability company pursuant to the provisions of the Act. The rights and obligations of the Members, and the affairs of the Company, shall be governed first by the Mandatory Provisions of the Act, second by the Company’s Certificate of Formation, third by this Agreement and fourth by the provisions of the Act other than the Mandatory Provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.
Section 1.2 Name
     The name of the Company shall be Global Linguist Solutions LLC.
Section 1.3 Principal Office
The principal office of the Company shall be located at 6564 Loisdale Court, Suite 900, Springfield, VA 22150 or at such other place or places as the Managers from time to time may select. The Company may also maintain offices at such other place or places as the Managers deem advisable.
Section 1.4 Term
     The Company shall commence upon the issuance by the Secretary of State of a certificate of filing of the Certificate of Formation and shall continue for a period ending six (6) months after the expiration or termination of the Contract, as hereinafter defined, (or later to the extent required to close out the Contract in accordance with the Code and the Federal Acquisition Regulations, 48 C.F.R.), unless extended or sooner terminated by unanimous agreement of the Members or sooner terminated as herein provided. Notwithstanding the foregoing, if the U.S. Government cancels the solicitation of the Contract or if the Contract is awarded to another contractor or contractor team, unless such award is overturned by a bid protest, the term of the Company will terminate no later than three months after the occurrence of such event.

ARTICLE 2 DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following meanings.
     “Act” means the Delaware Limited Liability Company Act, as amended from time to time and any successor to such Act.
     “Adjusted Capital Account Deficit” shall have the meaning ascribed in Section 12.6(d).
     “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate,” the term “control” means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest of ten percent (10%) or more in the entity.
     “Agreement” means this Operating Agreement, as it may be amended or supplemented from time to time.
     “Annual Company Budget” has the meaning specified in Section 9.1.
     “Assignee” means a Person to whom one or more Units have been transferred, by transfer or assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but has not become a Substitute Member.
     “Capital Accounts” means the accounts described in Section 12.5.
     “Capital Contribution” shall mean contributions to the Company by individual Members in cash.
     “Certificate of Formation” means the certificate of formation, as amended from time to time, filed by the Company under the Act.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company” means Global Linguist Solutions LLC, the limited liability company formed by the filing of the Company’s Certificate of Formation with the Secretary of State.
     “Company Bank Account” means the bank account described in Section 10.1.
     “Company Property” means all property, real, personal, tangible, or intangible which is owned, leased, or acquired by the Company from time to time.
     “Contract” has the meaning set forth in Section 3.1.

     “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Members. If within 30 days of the receipt of a Default Notice described in Section 6.4, there has been no agreement on a Fair Market Value, the Members shall designate one investment banking firm within a further 30 days and such firm shall determine the Fair Market Value. If the Members cannot reach agreement as to an investment banking firm, each Member shall appoint one investment banking firm and the Fair Market Value shall be the average of the values determined by each firm. The fees of the investment banking firm(s) shall be shared equally between the Defaulting Member and the Company.
     “Income” and “Loss” mean an amount equal to the Company’s taxable income or loss (including capital loss) for each taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to such Income or Loss;
     (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.7041(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss, shall be subtracted from such Income or Loss; and
     (c) Upon the distribution of property by the Company to a Member, gain or loss attributable to the difference between the fair market value of the property and its basis shall be treated as recognized.
     “Indemnitee” means any Person so defined in Section 16.1.
     “Independent Auditors” means the firm of independent public accountants retained to perform certain audit functions with respect to the Company.
     “Interest Rate” means the prime rate announced by Citibank, N.A. from time to time as published in the Wall Street Journal, plus 2% per annum.
     “Majority Vote of the Managers” means the affirmative vote of the majority of Managers.
     “Majority Vote of the Members” means the affirmative vote of the holders of at least the majority of the Outstanding Voting Units held by non-Defaulting Members.

     “Managers” means the Person or Persons designated as managers of the Company pursuant to Section 7.3.
     “Mandatory Provisions of the Act” means those provisions of the Act, if any, which may not be waived by the Members acting unanimously or otherwise.
     “Member” means each Person from time to time executing this Agreement as a member of the Company on the signature pages hereto and any Person who becomes a Substitute Member in accordance with the provisions of Article 14.
     “Membership Interest” means, with respect to the Member, (i) the Member’s entire interest in the Company and the property, assets, business and capital thereof and (ii) the share of the profits, losses and distributions of the Company allocable to the Member under the provisions of this Agreement.
     “Net Distributable Revenue” means, for any period, Net Revenue of the Company plus (a) depreciation expense and other non-cash charges to the extent that such charges reduced Net Revenue, minus (b) scheduled repayments of principal on Company debt (and prepayments of principal on Company debt if agreed upon by the Members), minus (c) capital expenditures (in an amount not to exceed the capital expenditures projected for such period in the Annual Company Budget), minus (d) other cash expenditures that have been agreed upon in advance by the Members and minus (e) a reasonable reserve for future expenses.
     “Net Revenue” means, for any period, (a) all revenue derived from services and activities performed by or on behalf of the Company, minus (b) all operating expenses of the Company, and minus (c) interest expense on the Company debt. Net Revenue shall be computed on a pre-tax basis. Net Revenue shall not be reduced by any expenses of the Members other than amounts agreed upon in advance by the Members.
     “Outstanding” means the number of Units allocated by the Company to Members as shown on the Company’s books and records.
     “Person” means a natural person, partnership, limited partnership, limited liability company, trust, estate, association, corporation or any other legal entity.
     “Pro rata Portion” means the ratio of each non-Defaulting Member’s Units to the aggregate number of Units owned by all non-Defaulting Members.
     “Record Holder” means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on a particular business day.
     “Required Vote of the Managers” means either a Supermajority Vote of the Managers or a Majority Vote of the Managers, as required by the terms of this Agreement and indicated on Attachment 2.

     “Required Vote of the Members” means either a Unanimous Vote of the Members or a Majority Vote of the Members, as required by the terms of this Agreement and indicated on Attachment 1.
     “Secretary of State” means the Delaware Secretary of State.
     “Substitute Member” means a transferee of a Unit who is admitted as Member to the Company pursuant to Section 14.1 in place of and with all the rights of a Member.
     “Supermajority Vote of the Managers” means the affirmative vote of the majority of Managers, provided such majority includes the affirmative vote of at least one Manager appointed by each Member.
     “Tax Matters Partner” means DynCorp International LLC.
     “Treasury Regulations” means regulations issued pursuant to the Code.
     “Unanimous Vote of the Members” means the affirmative vote of the holders of one hundred percent (100%) of the Outstanding Voting Units held by non-Defaulting Members.
     “Unit” means a Unit representing an ownership interest in the Company.
     “Voting Unit” means a Unit owned by a Member as of the date of this Agreement, or subsequently issued pursuant to Section 4.1(b) or transferred in accordance with this Agreement, but shall not include any Unit owned or controlled by a financial institution or its successor when such ownership is the result of foreclosure or other recovery upon a pledge of a Member’s assets or by a trustee in bankruptcy or similar custodian of the assets of a Member or any successor thereto. For purposes of clarity, it is understood that such a financial institution, trustee, custodian or successor shall have the right to receive a share of Net Distributable Revenue and of final distributions upon the winding-up of the Company, pari passu with the other Members, but shall not have any voting rights or authority to designate Managers.
ARTICLE 3 PURPOSE; POWERS
Section 3.1 Purpose of the Company
     The purpose of the Company shall be to submit a proposal to the U.S. Army Intelligence and Security Command in response to Request for Proposal Number W911W4-05-R-0001 for Translation and Interpretation Management Services and, if awarded a contract (the “Contract”) in response thereto, to perform the Contract and to conduct such other businesses as may be approved by the Required Vote of the Members.

Section 3.2 Powers
     The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its business and purposes, including the powers:
(a) to enter into and carry out contracts and agreements necessary to accomplish the purposes of the Company; and
(b) to exercise all powers, not inconsistent with this Agreement, granted by the Act to a limited liability company.
ARTICLE 4 MEMBERS
Section 4.1 Units
     (a) Each Member’s Membership Interest in the Company shall be measured by the number of Units owned by the Member.
     (b) Initially, there shall be an aggregate of 1,000 Units in the Company. Such Units shall be allocated proportionately to their Capital Contributions and, as of the date of this Agreement, are set forth on Exhibit A. Additional Units may be authorized and allocated as provided in Section 14.2, and Exhibit A shall be revised accordingly.
     (b) The Managers shall record the number of Units allocated and the Record Holders thereof from time to time on the books and records of the Company. No certificate shall be issued to a Record Holder to represent a Unit.
     (d) The number of Units owned by a Member need not be proportional to the Member’s Capital Account.
     (e) The Company may, in its discretion, issue certificates to the Members representing the Units held by the Member.
     (f) Each Unit shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.
Section 4.2 Limitation of Liability
     Anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing by the Member to be held liable, a Member shall not be personally liable for any debts,

liabilities or obligations of the Company, whether to the Company, to any of the other Members or to creditors of the Company, beyond the Capital Account of the Member, together with the Member’s share of the assets and undistributed profits of the Company. In the event any Member has incurred any debt, liability or obligation prior to the organization of the Company that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect thereto, provided that the Company may assume such debt, liability or obligation pursuant to a written instrument approved by the Required Vote of the Members. If any Member incurs any debt, liability or obligation that neither the Company nor the other Members should be responsible or liable for, the liable Member shall indemnify and hold harmless there from the Company and the other Members.
Section 4.3 Rights of Member Relating to the Company
     In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right upon demand and at such Member’s own expense (i) to obtain any and all information regarding the status of the business and financial condition of the Company, (ii) promptly after becoming available, to obtain a copy of the Company’s federal, state and local income tax returns for each year, (iii) to have furnished to it a current list of the name and last known business, residence or mailing address of each Member, (iv) to obtain information regarding the Capital Contributions made by each Member, (v) to have furnished to it a copy of this Agreement and the Certificate of Formation and all amendments hereto and thereto, together with copies of any powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments hereto and thereto have been executed and (vi) to inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company.
Section 4.4 Restrictions on Powers
     A Member shall not have the authority or power to act on behalf of, or to bind, the Company or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member or affect the status of the Company for federal income tax purposes.
Section 4.5 No Withdrawal
     No Member shall have (i) any right to resign voluntarily or otherwise to withdraw from the Company, except as otherwise required under any Mandatory Provisions of the Act, or (ii) any right to the withdrawal or reduction of any part of the Member’s Capital Contribution, without the Required Vote of the Members.
Section 4.6 Minimum Number of Members
     Except as otherwise provided by the Mandatory Provisions of the Act, the minimum number of Members shall be: one.

Section 4.7 Outside Activities
     Each of the Members and such Member’s Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in competition with the Company, for such Member’s or such Member’s Affiliates’ own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Member or such Member’s Affiliates from conducting such businesses and activities, provided such businesses or activities shall not be in direct conflict or direct competition with the stated purpose of the Company as described in Section 3.1. Neither the Company, the Members, nor the other Managers shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Member or such Member’s Affiliates.
Section 4.8 Inter-Company Work Orders
     By the authority of the Program Manager, the Company may issue inter-company work orders to one or more Members or their Affiliates to perform services pursuant to a task order issued by the customer in an amount of up to $1,000,000. The Company may issue such inter-company work orders for services in amounts greater than $1,000,000 by the Required Vote of the Managers. Such services shall be reimbursable at rates comprising the Member’s direct and indirect costs thereof including general and administrative expense and overhead, but no fee or other profit.
Section 4.9 Secondment
     The Program Manager may arrange for the secondment of up to 25 employees per Member per task order to the Company from time to time. By the Required Vote of the Managers, a Member may second 26 or more employees per task order to the Company from time to time. Such secondment shall be reimbursable at rates comprising the Member’s direct and indirect costs thereof, including general and administrative expense and overhead, but no fee or other profit.
Section 4.10 Special Tax Provisions
     Notwithstanding the provisions of Sections 4.8 and 4.9 excluding fee or other profit from reimbursement for inter-company work orders or secondments, in the event one of the Members or its Affiliate is providing services pursuant to an inter-company work order or has seconded an employee to provide services to the Company outside the United States, in a country which, due to the absence of a status of forces or similar tax relief agreement, will cause the Member or its Affiliate to pay income taxes on a deemed fee or profit for the services so provided in such country, then such Member shall be entitled to a reimbursement of such tax paid taking into account any creditability of such income tax. The amount so reimbursed will be subject to proof of payment of such income taxes by the affected Member or Affiliate. The affected Member shall provide proof of payment to the other non-affected members who shall approve the amount to be reimbursed, such approval shall not be unreasonably withheld.

Section 4.11 Audit of Direct and Indirect Costs
     Upon request from another Member, the Company shall have reasonable access to the books and records of the Member or Affiliate providing services to the Company pursuant to Section 4.8 or 4.9 to verify the accuracy of the rates charged therefore, provided that if so determined by the concerned Member such access will be granted by means of an independent accountant or other disinterested party under appropriate obligations of confidentiality.
ARTICLE 5 MEETINGS OF MEMBERS
Section 5.1 Meetings
     Meetings of Members may be called by any Member or a Manager by giving at least ten days’ prior notice of the time, place, and purpose of the meeting to all Members. Notice period may be shortened by unanimous agreement of the Members, if necessary in order to perform the business of the Company in a timely manner. A meeting can be conducted via telephone or video conference, if agreed to by the members.
Section 5.2 Adjournment
     When a meeting of Members is adjourned to another time or place, at least seven days’ prior notice of the time and place of the adjourned meeting must be given to all Members. At the adjourned meeting, the Members may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days, a second notice of the adjourned meeting shall be given to all the Members at least ten days before the date of the adjourned meeting.
Section 5.3 Waiver of Notice; Consent to Meeting
     The transactions of any meeting of the Members, however called and noticed and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.
Section 5.4 Quorum; Required Vote of the Members
     The holders of at least eighty five percent (85%) of the Outstanding Units of non-Defaulting Members, represented in person or by proxy, shall constitute a quorum at a meeting of Members. If a quorum is not present at a meeting, the meeting shall be adjourned. When an adjourned meeting is reconvened, the holders of at least sixty percent (60%) of the Outstanding Units of non-Defaulting Members shall constitute a quorum. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Units of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a majority vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved, or disapproved.
     At meetings of Members, decisions shall be made by the Required Vote of the Members specified in Attachment 1. All other decisions required to be made by the Members shall be made by a Majority Vote of the Members.
Section 5.5 Action Without a Meeting
     Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed Members holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.
ARTICLE 6 CAPITAL CONTRIBUTIONS
Section 6.1 Capital Contributions
     The Annual Company Budget shall be approved by the Required Vote of the Members. The Managers may, by the Required Vote of the Managers, require the Members to make Capital Contributions to the extent approved in the current Annual Company Budget to meet the execution requirements of a task order issued under the Contract. In addition the Managers may, by the Required Vote of the Managers, require the Members to make emergency Capital Contributions in an aggregate amount of up to $100,000 to meet the execution requirements of a task order issued under the Contract, such contribution to be followed promptly by a meeting of Members to discuss the Company’s capital requirements. Unless otherwise agreed by the Required Vote of the Members, Capital Contributions shall be made proportionately to the Members’ Units.
Section 6.2 Interest
     No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital Account or on any other funds distributed or distributable under this Agreement.

Section 6.3 Loans
     (a) By approval of the Required Vote of the Members, the Company may enter into financing transactions with appropriate lenders to finance working capital needs.
     (b) One or more Members may make loans to the Company by the Required Vote of the Members. Loans by a Member to the Company shall not be considered Capital Contributions and may bear interest at such rates and have such other terms as may be agreed upon by the Required Vote of the Members. The Company shall not make any loans to any Member or any Affiliate of any Member.
Section 6.4 Failure to Fund
     If any Member fails to fulfill its obligation to make a Capital Contribution requested in accordance with Section 6.1 within ten (10) Business Days from the date of the vote (or, in the case of emergency Capital Contributions, within five (5) Business Days of such date), such Member shall receive a notice (“Default Notice”) that such Member has failed to meet its funding obligation (“Funding Shortfall”). If such Funding Shortfall continues for ten Business Days after receipt by such Member of a Default Notice, such Member shall be designated as a “Defaulting Member” and shall have no further right to vote their Outstanding Units in meetings of Members or to designate Managers, and any Managers so designated shall no longer have the power to vote and any determination by the Managers requiring a specific percentage vote of the Managers shall be made without accounting for such Managers, and the Company shall take the following actions:
     (a) The Company shall promptly notify all non-defaulting Members of the default of the Defaulting Member and shall offer each non-defaulting Member the opportunity to purchase its Pro rata Portion of the Units which the Defaulting Member owns at the time of the Funding Shortfall at a ten percent (10%) discount to the greater of (i) the price paid by such Defaulting Member for such Units or (ii) the Fair Market Value of such Units; provided that such offer shall be conditional upon the funding by the non-defaulting Member of its Pro rata Portion of the Funding Shortfall and of all subsequent Capital Contributions as provided in Section 6.1. If there remain any Units from the Defaulting Member’s interest that were not sold to the non-defaulting Members, the Company may offer any remaining portion of such Units to a third party on such terms as the remaining Members agree, including the requirement that any such third party agree to purchase its share of the Funding Shortfall and subsequent Capital Contributions as provided in Section 6.5. Such sale to such third party shall be free and clear of the transfer restrictions set forth in Article 13, but shall be subject to such purchaser becoming a party to this Agreement.
     (b) Subject to Section 6.4(a), the Company shall offer to each non-defaulting Member its Pro rata Portion of the Defaulting Member’s right to purchase Units in the unfunded Capital Contribution and its obligation to fund future Capital Contributions. If any non-defaulting Member elects not to purchase the entire interest offered to it, such unpurchased interest shall be re-offered pro rata to the non-defaulting Members who have purchased the entire interest offered to them until either all of such interest is acquired or there are no non-defaulting Members who wish to make a further investment. If the entire remaining Defaulting Member’s interest is not purchased in the manner set forth in this Section 6.4(b), the Company shall offer such remaining interest to any third party on the same terms as originally offered to the non-defaulting Members in this Section 6.4(b). Such sale to such third party shall be free and clear of the transfer restrictions set forth in Article 13, but shall be subject to such purchaser becoming a party to this Agreement.
     (c) In the event of a Funding Shortfall, the Company shall offer to the non-defaulting Members and third parties the Units owned by the Defaulting Member, the right and obligation to fund the Funding Shortfall and all subsequent Capital Contributions in accordance with Sections 6.4(a) and (b). No party may purchase the existing Units owned by the Defaulting Shareholder without also being obligated to fund the applicable portion of the Funding Shortfall and future Capital Contributions. In the event that all of the Units owned by a Defaulting Member are not purchased pursuant to Section 6.4(a) and (b), the Company shall, in accordance with Section 6.4(b), offer the right and obligation to fund the Funding Shortfall and all future Capital Contributions to third parties without an obligation to purchase a Defaulting Member’s Units; provided that the right and obligation to fund the Funding Shortfall and all future Capital Contributions shall not be separately offered.
     No consent of any Defaulting Member shall be required as a condition precedent to any transfer, assignment or other disposition of the Defaulting Member’s Units pursuant to this Section 6.4.
Section 6.5 Defaulting Members
     Notwithstanding Section 6.4, in the event of a Funding Shortfall, the Company may, in addition to or instead of the remedies in Section 6.4, exercise any one or more of the following rights or remedies:
     (a) Taking such action as the Managers (voting without consideration of any Managers designated by the Defaulting Member) deem appropriate to obtain payment by the Defaulting Member of that portion of its agreed contribution that is in default, together with interest thereon at the Interest Rate, from the date that such contribution was due until the date that such contribution is made, at the cost and expense of the Defaulting Member;
     (b) Permitting those Members that desire to do so to advance that portion of the contribution that is in default, with the result that, the sum thus advanced shall be deemed to be a loan from the non-defaulting Members to the Defaulting Member and a contribution of such sum to the Company by the Defaulting Member pursuant to this Article 6; provided the Defaulting Member expressly consents in writing to such loan(s). Notwithstanding such deemed contribution, for the avoidance of doubt, the Defaulting

Members shall continue to be considered hereunder as a “Defaulting Member”. The loan shall have the following terms: (A) the principal balance of such loan and all accrued unpaid interest thereon shall be due and payable in whole within thirty days after written demand therefor has been given to the Defaulting Member by the non-defaulting Members providing the loan; (B) the loan shall bear interest at the Interest Rate, from the date that the loan was made until the date that such loan, together with all interest accrued thereon, is repaid to the non-defaulting Members providing the loan; (C) all distributions from the Company that would otherwise be made to the Defaulting Member are hereby assigned by the Defaulting Member to the non-defaulting Members providing the loan (whether before or after dissolution of the Company) until the loan and all interest accrued thereon has been repaid in full to the non-defaulting Members providing the loan (with all such payments being applied first to interest earned and unpaid and then to principal); and (D) the non-defaulting Members providing the loan shall have the right, in addition to the other rights and remedies granted to them pursuant to this Agreement or available to them at law or in equity, to take such action as the non-defaulting Members providing the loan deem appropriate to obtain payment from the Defaulting Member of the principal balance of such loan and all accrued and unpaid interest thereon, at the cost and expense of the Defaulting Member. Upon payment of all such amounts and any other amounts owed and payable to the Company, such Member shall no longer be a Defaulting Member;
     (c) Permitting those Members that desire to do so to lend all or a portion of the contribution that is in default to the Company, on such terms as the non-Defaulting Members may approve in accordance with Section 6.3(b); provided that there shall be no distributions of Net Distributable Revenue to any Members until loans made as a result of this provision have been repaid in full; and
     (d) By vote of a majority of the Managers designated by the Members other than the Defaulting Member, expand or contract the number of Managers of the Company and fill such vacancies as determined by such Managers.
ARTICLE 7 MANAGEMENT AND OPERATION OF BUSINESS BY MANAGERS
Section 7.1 Managers
     Management of the business and affairs of the Company shall be vested in one or more Managers as are designated by the Members from time to time pursuant to Section 7.3. Managers shall be natural Persons. In the event that all Managers have been removed from office as provided in Section 7.8 and not replaced pursuant to Section 7.3, the business of the Company shall be under the exclusive management of the Members, and, in such case, the agreement of Members holding at least a majority of the Outstanding Units shall be necessary for all decisions that could have been taken by a Majority Vote of the Managers and the agreement of all Members shall be necessary for all other decisions, and individual Members (except an individual Member who is the Record Holder of all the Outstanding Units) shall have no power as such.

Section 7.2 Authority of Managers
     The Managers may exercise all the powers of the Company whether derived from law, the Certificate of Formation or this Agreement, except such powers as are by law, by the Certificate of Formation, or by this Agreement vested solely in the Members.
Section 7.3 Number, Term, and Qualifications
     The Company may have one or more Managers. Each Member shall have the authority, but shall not be required, to designate up to the number of Managers set forth beside such Member’s name on Exhibit A. The initial Managers are listed on Exhibit A, and subsequent designations shall be effected by written notice to the Company and the other Members. Each of the Managers so designated shall hold office until his successor shall have been designated by the respective Member, unless removed pursuant to Section 7.8. In the event of the removal of a Manager designated by a Member, such Member may designate a replacement Manager. Managers need not, but may, be Members. In addition, the Members may agree upon one additional Manager who will act as Chairman of the Managers.
Section 7.4 Manner of Acting; Quorum; Required Vote of the Managers
     The presence of one Manager appointed by each Member shall constitute a quorum at a meeting of Managers. If a quorum is not present at a meeting, the meeting shall be adjourned, and at least seven days’ prior notice of the time and place of the adjourned meeting must be given to all Managers. When an adjourned meeting is reconvened, a majority of the Managers shall constitute a quorum. In the absence of a quorum, any meeting of Managers may be adjourned from time to time by a majority vote of the Managers represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved, or disapproved.
     All decisions regarding any matter connected with the business of the Company shall be made by Required Vote of the Managers, as specified in Attachment 2. Each Manager shall have one vote on any matter coming before the Managers for decision.
     Notice of meetings may be given in writing, in person, by telephone, by electronic transmission or by facsimile. If a Manager is absent from a meeting, he may designate another individual, an “Alternate”, who need not be a Manager, to vote on his behalf. Such designations of Alternates shall not be valid unless the designating Manager notifies all other Managers in writing in advance of the meeting. An Alternate’s designation shall be effective for that meeting only, unless otherwise stated. Meetings of the Managers may be held in person or by telephone or electronic transmission, so long as all Managers receive reasonable advance notice thereof. Managers may also act by majority vote in writing, in the absence of a meeting.
Section 7.5 Outside Activities
     Each of the Managers may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in competition with the Company, for such Manager’s own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Manager from conducting such businesses and activities, provided such businesses or activities shall not be in direct conflict or direct competition with the stated purpose of the Company as described in Section 3.1. Neither the Company, the Members nor the other Managers shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Manager.
Section 7.6 Limitation on Liability of Managers
     None of the Managers shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as Managers; provided, however, that nothing contained herein shall eliminate or limit the liability of Managers (i) for acts or omissions that the Manager knew at the time or the acts or omissions were clearly in conflict with the interests of the Company, except as permitted by Section 7.5, (ii) for any transaction from which the Manager derived an improper personal benefit, (iii) for any breach of the Manager’s duty of loyalty to the Company or its Members, and (iv) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.
Section 7.7 Removal of Managers
     Managers may be replaced or removed from office with or without cause either by the Required Vote of the Members or by the Member who designated such Manager.
Section 7.8 Execution of Contracts
     The Managers may by the Required Vote of the Managers authorize any Manager(s), officer(s) or agent(s) to enter into any contract or execute any instrument in the name of and on behalf of the Company, and this authority may be general or limited to specific instances. Unless so authorized, no officer, agent or employee shall have any power to bind the Company by any contract or instrument, to pledge its credit or render it liable for any purpose or any amount.
Section 7.9 Compensation.
     (a) Provided the Chairman is not an employee of a Member or an affiliate of a Member, the Chairman shall receive such compensation as is set by the Members.
     (b) The Company shall not pay any compensation to the other Managers for their services as Managers, except for their reasonable expenses to attend meetings. Notwithstanding the foregoing, any Manager who is also an employee of the Company may be paid such compensation and fringe benefits as is approved by the Managers.
ARTICLE 8 OFFICERS OF THE COMPANY
Section 8.1 Election of Officers
     The Managers may, in their discretion and from time to time, elect officers of the Company, which may include a president, one or more vice presidents, a secretary, a treasurer and one or more assistant vice presidents, assistant secretaries and assistant treasurers. Any election of officers of the Company must be by the Required Vote of the Managers. Two or more offices may be held by the same person. Managers shall be eligible to serve as officers.
Section 8.2 Term of Office
     The officers of the Company shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Managers may be removed at any time by the Required Vote of the Managers. If any office becomes vacant for any reason, the vacancy may be filled as provided above.
Section 8.3 The President
     The President, if any, shall be the chief executive officer of the Company and the Program Manager. He shall have active and general charge and control of all day-to-day affairs of the Company. He shall have authority to enter into and execute contracts and subcontracts thereunder in the name of the Company or the Managers in an amount not to exceed $1,000,000 in anticipated revenues or costs. He may execute or delegate to others the power to execute bonds, mortgages and other contracts. He shall also perform such other duties as the Managers shall prescribe.
Section 8.4 The Vice Presidents
     The Vice Presidents, if any, shall perform such duties as the President, the Managers, or any Vice President to whom they may report directly or indirectly may prescribe.
Section 8.5 The Secretary
     (a) The Secretary, if any, shall attend all meetings of the Members and record all votes and the minutes of proceedings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the Members and in his capacity as secretary shall perform such other duties as may be prescribed by the Managers. He shall keep in a safe custody the seal of the Company and affix the same to any instrument requiring it, and, when so affixed, it shall be attested by his signature or by the signature of the Treasurer or an Assistant Secretary or an Assistant Treasurer or such other officer who may be so authorized by the Managers.
     (b) The Assistant Secretaries, if any, in the order designated from time to time by the Secretary shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Managers shall prescribe.
Section 8.6 The Treasurer
     (a) The Treasurer, if any, shall have custody of the Company’s funds and securities and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers.

     (b) The Treasurer shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the Managers, whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Company.
     (c) The Assistant Treasurers, if any, in the order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Managers shall prescribe.
ARTICLE 9 BUDGETS, FINANCIAL STATEMENTS, AND NET DISTRIBUTABLE REVENUE
Section 9.1 Annual Company Budget
     No later than the last day of each fiscal year, the Managers will develop and deliver to the Members a budget for the Company for the following calendar year (the “Annual Company Budget”). The Annual Company Budget will comprise projected monthly profit and loss statements, balance sheets, cash flow statements, and the assumptions used in the projections. As part of the preparation of the Annual Company Budget, the Managers will develop the following:
     (a) The pricing for the services to be provided during the calendar and the payment terms for those services;
     (b) The salaries, fringe benefits and related expenses for Company employees;
     (c) The amount, timing and nature of repair and maintenance expenses for the Company;
     (d) The amount, timing and nature of capital expenditures;
     (e) The estimated Net Revenue, Net Distributable Revenue and distributions to the Members; and
     (h) All other items that have a material impact on Net Revenue and Net Distributable Revenue.
Section 9.2 Financial Statements
     The Managers will prepare and distribute to the Members unaudited financial statements on a monthly basis. Such financial statements will include a balance sheet and a profit and loss statement, together with a comparison to the Annual Company Budget for such period and the year to date. The Independent Auditors will prepare and distribute to the Members an annual report, including a complete set of audited financial statements, as of the last day of each fiscal year, no later than 90 days after the end of each fiscal year.

Section 9.3 Calculation
     Within 30 days of the receipt of the unaudited financial statements as of end of the second quarter of each year and the audited financial statements as of the last day of each fiscal year, the Managers will review the financial statements and the results of the Company’s operations for the six-month periods ending as of those date and shall, on the basis of that review and by the Required Vote of the Managers, agree to a calculation of Net Revenue and Net Distributable Revenue for such six-month period. If the Managers cannot agree to a calculation of Net Revenue and Net Distributable Revenue, the Independent Auditor will prepare the calculation in accordance with the terms of this Agreement, and such calculation will be binding and conclusive upon the parties.
Section 9.4 Distributions
     (a) Net Distributable Revenues will be distributed in cash within ten business days after the amount thereof is calculated, in accordance with payment instructions provided by the Members.
     (b) Distribution shall be made to the Members proportionately in accordance with their Units.
     (c) Any distribution of property shall be treated as a distribution of cash in the amount of the fair market value of such property, as determined by the Managers.
Section 9.5 No Encumbrances
     It shall be the policy of the Company to promptly distribute all Net Distributable Revenues. No Member shall take any action which would be expected to encumber the ability of the Company to distribute Net Distributable Revenues in a timely manner.
ARTICLE 10 BANK ACCOUNTS
Section 10.1 Establishment of Company Bank Account
     The Managers will establish a separate bank account for the Company. The account name will include a clear and specific reference to the Company.
Section 10.2 Cash Receipts and Disbursements
     (a) Cash receipts related to the Company will be deposited and maintained on account at the Company Bank Account. This includes, but is not limited to, the following:
     (i) proceeds from Capital Contributions and the issuance of Company debt,
     (ii) cash received for services provided or to be provided at the Company under any contract or task order or similar agreement,

     (iii) interest received on Company investments of idle cash balances,
     (iv) refunds of any type related to prior cash expenditures of the Company, and
     (v) insurance, condemnation, guarantee or surety bond proceeds related to the assets and contracts or other agreements of the Company.
     (b) All cash disbursements related to the operations and financing of the Company will be made from the Company Bank Account (including payments on the Company debt). No cash disbursements of any Member or any other entity may be made from the Company Bank Account.
     (c) If a cash receipt related to the Company is erroneously deposited into another account controlled by a Member, such amount shall be promptly transferred in full to the Company Bank Account.
     (d) If a cash disbursement is made from the Company Bank Account that does not comply with Section 10.2(b), the Member on whose behalf that disbursement was made will promptly deposit or cause to be deposited the amount of the cash disbursement in the Company Bank Account as reimbursement.
Section 10.3 Co-Mingling of Funds
     Cash balances of the Company may not be co-mingled with the cash balances of the Members or any other entity, and the Treasurer shall undertake all reasonable measures required to maintain the strict segregation of such cash balances.
Section 10.4 Investments of Excess Cash
     The Managers will develop a policy concerning the investment of excess cash balances held at the Company Bank Account.
ARTICLE 11 BOOKS, RECORDS, ACCOUNTING, AND REPORTS
Section 11.1 Books and Records
     Appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 4.3, shall at all times be kept at the principal office of the Company or at such other places as agreed to by the Members. Without limiting the foregoing, there shall be maintained at the Company’s principal office: (i) a list of the full name and last known business or residence address of each Member and the contribution and share of profits and losses thereof, (ii) a list of the full name and last known business or residence addresses of each Manager, (iii) copies of records that would enable a Member to determine the relative voting rights of the Members, (iv) a copy of the Certificate of

Formation and all amendments thereto, the effective operating agreement and all amendments thereto, operating agreements no longer in effect and all other documents filed with the Secretary of State, (v) copies of the Company’s federal, state, local and foreign income tax returns and reports, if any, for the six most recent years, (vi) copies of any financial statements of the Company for the six most recent fiscal years and (vii) the books and records of the Company as they relate to its internal affairs for the current and past four fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, computer disks or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.
Section 11.2 Accounting
     The books of the Company for regulatory and financial reporting purposes shall be maintained on the accrual basis of accounting, unless otherwise required by the Code or the regulations there under. The Company books for purposes of maintaining and determining Capital Accounts shall be maintained in accordance with the provisions of this Agreement, Section 704 of the Code and, to the extent not inconsistent therewith, the principles described above for financial reporting and regulatory purposes.
Section 11.3 Fiscal Year
     The fiscal year of the Company shall be the calendar year, unless otherwise determined by the Required Vote of the Members.
ARTICLE 12 TAX MATTERS
Section 12.1 Tax Matters Partner
     DynCorp International LLC shall be the Tax Matters Partner of the Company within the meaning of Section 6231(a)(7) of the Code and shall act in any similar capacity under applicable state, local or foreign law. The Tax Matters Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The Tax Matters Partners shall notify the other Members in writing of any material dispute with any tax authority that come to its attention in its capacity as Tax Matters Partner. The Tax Matters Partner may not compromise any material dispute with any tax authority without the approval of the Members.
     The Tax Matters Partner shall obtain a tax identification number for the Company in all jurisdictions in which it is required. The Tax Matters Partner shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax return and reports deemed necessary and required in each jurisdiction in which the Company may be required to file a return or report. At least 30 days prior to the due date (including extensions) for the filing of any U.S. federal income or other material tax return, the Tax Matter Partner shall provide a draft of such return (together with any required schedules or other attachments) for review and approval by the other Members, which shall not be unreasonably withheld or delayed. Each of the Members shall be given copies of all such returns as actually filed. The Company shall reimburse the Tax Matters Partner for any costs or expenses incurred in connection with its duties as Tax Matters Partner as a Company expense.
Section 12.2 Tax Elections
     All elections required or permitted to be made by the Company under the Code may be made by the Tax Matters Partner in accordance with any agreement among the Members or in the absence of such agreement, in such manner as determined by the Tax Matters Partner and permitted by the provisions of the Code. The taxable year of the Company for federal income tax purposes shall be determined under Section 706 of the Code, and the regulations there under.
Section 12.3 Special Basis Adjustments
     In the event of a transfer of all or any part of the Membership Interest of any Member, the Company will, at the request of the transferor or transferee elect, pursuant to Section 754 of the Code, to adjust the basis of the Company property. Any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Member and in no event shall be taken into account in establishing, maintaining or computing capital accounts for the other Member for any purpose under this Agreement. Each Member will furnish the Company with all information necessary to give effect to such election. Any and all costs incurred by the Tax Matters Partner or the Company in making a Section 754 election shall be paid by the transferring Member. Notwithstanding the foregoing, nothing herein is intended to imply any right of a Member to assign its Membership Interest except as expressly permitted by this Agreement.
Section 12.4 Allocation of Income, Loss, and Credits
     (a) All Income and Loss shall be allocated to the Members in accordance with their respective Units.
     (b) All tax credits for federal, state or foreign income tax purposes shall be allocated in the same manner as Income.
Section 12.5 Capital Accounts
     (a) The Company shall maintain a separate Capital Account for each Member. The Capital Account shall include as to any Member the amount of his initial Capital Contribution, which amount shall be (i) increased by additional Capital Contributions by such Member and by capital gain and Income allocated to such Member pursuant to this Article 12 and (ii) decreased by the sum of (x) Losses allocated to such Member pursuant to this Article and (y) cash distributed to such Member pursuant to Section 9.4 or Section 15.2.
     (b) The foregoing definition of Capital Account and certain other provisions of this Agreement are intended to comply with Treasury Regulations Section 1.704-l(b) and shall be interpreted and applied in a manner consistent with that regulation. Such regulation contains additional rules governing maintenance of capital accounts that have not been addressed in this Agreement.
     (c) An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred. However, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company Property shall be deemed to have been distributed in liquidation of the Company to the Members (including the transferee of a Unit) pursuant to Section 15.1 and re-contributed by such Members and transferees in reconstitution of the Company. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this Section 12.5.
     (d) At such times as may be required by Treasury Regulations issued pursuant to Section 704 of the Code, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of Company Property, and the Capital Accounts shall be maintained to comply with Treasury Regulations Section 1.704-l(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistently with that regulation; and to the extent not inconsistent therewith, the Income allocation provisions of Section 12.6.
     (e) Upon the transfer of a Unit, Income, capital gain and Loss attributable to the transferred Unit shall, for federal income tax purposes, be allocated to the owner of such Unit on the basis of the Income or Loss for each month that such Person was the owner of such Units, determined on monthly interim closing of the books on the cash method of accounting. The Members may, in accordance with Section 19.1, revise, alter, or otherwise modify the method of allocation as they determine necessary to comply with Section 706 of the Code and regulations or rulings promulgated thereunder.
     (f) All tax credits for federal, state or foreign income tax purposes shall be allocated in the same manner as Income.
     (g) The provisions of this Section 12.5 are not intended to be for the benefit of any creditor or person (other than a Member in his capacity as Member) to whom any debts, liabilities, or obligations are owed by the Company or by any of its Members.
Section 12.6 Special Allocation Rules
     (a) Notwithstanding any other provision of this Agreement, (i) nonrecourse deductions of the Company within the meaning of Treasury Regulations Section 1.704-2(b)(1) other than partner nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i)(1) shall be allocated to the Members on the basis of their respective Units, (ii) any partner nonrecourse deductions within the meaning of Treasury Regulations Section 1.704-2(i)(1) shall be allocated in accordance with that Section, and (iii) if there is a net decrease in “partnership minimum gain” within the meaning of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)(3) for any fiscal year of the Company, items of gain and income shall be allocated among the Members in accordance with the “minimum gain chargeback” rules contained in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4). The Members’ respective “interests in partnership profits” for purposes of determining the Members’ share of the nonrecourse liabilities of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3) shall be proportionate to their respective Units.
     (b) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 12.6(b) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 12 have been tentatively made as if this Section 12.6(b) were not in the Agreement.
     (c) Notwithstanding any other provision of this Operating Agreement, no losses shall be allocated to a Member if such losses would cause an Adjusted Capital Account Deficit in such Member’s Capital Account, so long as the other Members do not have an Adjusted Capital Account Deficit, and any losses not allocated to a Member pursuant to the preceding clause shall be allocated to the other Member. If any losses are allocated to a Member pursuant to the preceding sentence, subsequent allocations of profits shall be made to such Member to offset such special loss allocation before any other allocation of profits hereunder.
     (d) “Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after (i) increasing such Capital Account by any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and (ii) decreasing such Capital Account by the amount of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Treasury Regulations.
     (e) If, and to the extent that, any Member is deemed to recognize Income as a result of any transaction between the Member and the Company pursuant to Sections 482, 483, 1272, 1274, or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting Loss or deduction of the Company shall be allocated to the Member who was charged with that Income.
Section 12.7 Taxation as a Partnership
     No election shall be made by the Company or any Member for the Company to be excluded from the application of any provision of Subchapter K, Chapter 1 of Subtitle A of the

Code or from any similar provisions of any state tax laws. Neither the Members nor the Company shall take any other action which would cause the Company to be treated in any manner other than as a partnership for income tax purposes.
ARTICLE 13 TRANSFER OF UNITS
Section 13.1 Transfer
     (a) When used in this Article 13 with respect to a Unit, the term “transfer” shall be deemed to refer to a transaction by which the Member transfers or assigns all or a portion of its Units, or any interest therein, to another Person, or by which the holder of a Unit transfers or assigns the Unit to another Person as Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, transfer by will or intestate succession, exchange or any other disposition; provided, however, that the term “transfer” does not include the pledge of Units to the Company as security for promissory notes issued by the Members to the Company or any foreclosure pursuant to such pledge or the pledge of Units by a Member as part of a general pledge of the Member’s assets to its lenders.
     (b) No Units shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 13. Any transfer or purported transfer of any Units not made in accordance with this Article 13 shall be null and void. If for any reason any such transfer is not null and void, then the Assignee shall not be a Substitute Member and shall have no right to participate in Company’s affairs as a Member thereof, but instead shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which the transferring Member would otherwise be entitled at the time said transferring Member would be entitled to receive the same.
Section 13.2 Transfer of Units by a Member
     (a) No Units may be transferred by a Member unless (i) the other Members shall have approved such transfer in writing, which approval may be granted or withheld in each Member’s sole discretion, such approval to be evidenced by a written instrument, dated and signed by the Member and (ii) the transferee executes and files all documents necessary for the transferee to be bound by the terms of this Agreement; provided however that a Member may assign its entire Membership Interest to an entity which is under common control with the Member, such as a parent or subsidiary company, which agrees to be bound by the terms of this Agreement, and such entity shall become a Substitute Member.
     (b) The Company need not recognize, for any purpose, any transfer of all or any fraction of a Unit unless there shall have been filed with the Company and recorded on the Company’s books a duly executed and acknowledged counterpart of the instrument of assignment and such instrument evidences the written acceptance by the

Assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations.
     (c) Subject to (d) below, a Member may pledge its Membership Interest to a financial institution in conjunction with a general pledge of and lien on its assets. In the event a financial institution or its successor becomes a Member by reason of foreclosure of such pledge, such Member shall not have any voting rights in the Units thereby acquired.
     (d) Any holder of a Unit (including a transferee thereof) shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Agreement, with the same effect as if such holder had executed an express acknowledgment thereof, whether or not such holder in fact has executed such an express acknowledgment.
Section 13.3 Other Restrictions on Transfer
     Notwithstanding the other provisions of this Article 13, no transfer of any Unit of any Member in the Company shall be made if the transfer (i) would violate any applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over the transfer, (ii) would adversely affect the classification of the Company as a partnership for federal or state income tax purposes, (iii) would adversely affect the Company’s qualification as a limited liability company under the Act, or (iv) would adversely affect the Company’s ability to perform its contracts or continue to carry on its current business, including by reason of law or regulations applying to customer contracts.
ARTICLE 14 SUBSTITUTE AND ADDITIONAL MEMBERS; ADDITIONAL UNITS
Section 14.1 Admission of Substitute Members
     (a) Upon a transfer of a Unit by a Member in accordance with Article 13 (but not otherwise), the transferor shall have the power to give, and shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee shall not be a Substitute Member with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) unless and until (i) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s Membership Interest as a Substitute Member in his place, (ii) the assignor and Assignee shall have fulfilled all other requirements of this Agreement, (iii) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his substitution as a Member, and (iv) the non-transferring Members shall have approved such substitution in writing, which approval may be granted or withheld in each Member’s sole discretion (provided, for the avoidance of doubt, that such approval shall not be required in connection with a transfer permitted under Section 13.2(a)). The

Company shall modify its books and records promptly to reflect the admission of a Substitute Member.
     (b) The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the latter of (i) the date the Members give their written approval to the admission (or, in the case of a transfer permitted under Section 13.2(a), the date of such transfer) and (ii) the date the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of the Member’s Units with respect to which it had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article 13 and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member).
Section 14.2 Additional Units and Admission of Additional Members
     Additional Units may be authorized and allocated by the Company for additional Capital Contributions and upon such terms and conditions as may be approved by the Required Vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly allocated Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and Outstanding before the issuance of the new Units, together with such Member’s proportionate share of the other newly allocated Units as to which other Members fail to exercise their preemptive rights.
ARTICLE 15 DISSOLUTION AND LIQUIDATION
Section 15.1 Dissolution and Liquidation
     The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following: (i) the term of the Company stated in the Certificate of Formation expires or (ii) all Members consent in writing to dissolve the Company.
Section 15.2 Method of Winding Up
     Upon dissolution of the Company pursuant to Section 15.1, the Company shall immediately commence to liquidate and wind up its affairs. The Managers shall wind up the business and affairs of the Company. The Members shall continue to share profits and losses during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority:
     (a) To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to a withdrawal of capital;

     (b) To Members or former Members in satisfaction of liabilities for distributions under the Act; and
     (c) The balance, to Members in accordance with their positive Capital Accounts balance, as adjusted pursuant to Section 12.5.
Unless Members shall by the Required Vote of Members determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.
Section 15.3 Filing Certificate of Cancellation
     Upon the completion of the distribution of Company Property, a certificate of cancellation shall be filed as required by the Act, and each Member agrees to take whatever action may be advisable or proper to carry out the provisions of this Section 15.3.
Section 15.4 Return of Capital
     The return of Capital Contributions shall be made solely from Company Property.
ARTICLE 16 INDEMNIFICATION
Section 16.1 Company Indemnity
     To the maximum extent permitted by law, the Company shall indemnify and hold harmless all Members, Managers, their respective Affiliates, the employees and agents of the Company and the Tax Matters Partner (each, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Member or Manager or is or was an employee or agent of the Company, arising out of or incidental to the business of the Company, provided, (i) the Indemnitee’s conduct did not constitute willful misconduct or recklessness, (ii) the action is not based on breach of this Agreement, (iii) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee’s authority, and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

Section 16.2 Advancement of Expenses
     Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Article 16 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article 16.
Section 16.3 Non-Exclusivity
     The indemnification provided by this Article 16 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, Required Vote of the Members, as a matter of law or equity or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.
Section 16.4 Insurance
     The Company, by the Required Vote of the Managers, may purchase and maintain insurance, at the Company’s expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.
ARTICLE 17 REPRESENTATIONS AND WARRANTIES
     Each Member hereby represents and warrants to the other Members that, as to itself, the following statements are correct and complete as of the date hereof.
Section 17.1 Organization and Good Standing
     It is duly organized, validly existing, and in good standing in the state of its domicile. It has full corporate or statutory power to enter into and perform this Agreement and to carry on its business as now conducted and is entitled to own, lease and operate the properties or assets it now owns, leases and operates.
Section 17.2 Authority
     The execution, delivery and performance of this Agreement and the transactions and obligations herein provided for have been duly authorized by its Board of Directors or similar body, and no further corporate action will be necessary to make this Agreement valid and binding upon it in accordance with its terms.
Section 17.3 No Conflict
     It is not subject to or bound by any provision of (i) any law, statute, rule, regulation or judicial or administrative decision, (ii) any articles or certificate of incorporation or formation or by-laws, (iii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction, or (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator to which it is subject which could prevent or be violated by or under which there would be a default as a result of, nor is the consent of any person under any material agreement which has not been obtained or which has not been specified in writing to the other as required for, the execution, delivery and performance by the Member of this Agreement and the transactions contemplated hereby.
ARTICLE 18 DEADLOCK
Section 18.1 Amicable Resolution
     The Members shall make good faith attempts to resolve any disagreements in an amicable manner. If the Members cannot agree on any matter on which their joint approval is required, then upon the request of any Member a senior executive officer of each Member shall meet (whether by phone or in person) to try to resolve the dispute.
Section 18.2 Deadlock and Sale
     If any disagreement is still unresolved following the procedure set forth in Section 18.1 within sixty (60) days of receipt of the initial request for such a procedure, the Member holding the largest number of Units, together with such other Members as agree to act in concert therewith (collectively, the “First Party”), may initiate the procedures set forth in this Section 18.2.
     (a) The First Party, in writing, shall offer to sell all the Units it holds to the remaining Members (collectively, the “Second Party”) and shall offer to buy all the Units held by the Second Party. The prices per Unit specified in such offers and other terms shall be identical.
     (b) Within 60 days of the offer by the First Party, the Second Party shall respond by accepting in writing either such offer to sell or such offer to buy. The failure to respond within such period shall be deemed to constitute the Second Party’s acceptance of the First Party’s offer to buy the Units held by the Second Party. Unless the First Party and the Second Party shall otherwise agree, the closing on any sale of Units pursuant to this Section 18.2 shall take place 30 days after the acceptance or deemed acceptance of an offer. The party purchasing the Units shall be entitled to purchase such Units through a nominee or assignee.
Notwithstanding the procedures set forth in this Section, each Member retains the right to submit any such disagreement to arbitration in accordance with Section 20.9, provided such disagreement constitutes a dispute, difference, controversy, or claim that may be resolved through an arbitration proceeding.

ARTICLE 19 AMENDMENT OF AGREEMENT
Section 19.1 Amendments
     Unless otherwise expressly specified in this Agreement, all Amendments to this Agreement or the Certificate of Formation shall require the Required Vote of the Members.
ARTICLE 20 GENERAL PROVISIONS
Section 20.1 Notices
     Any notice, consent, request, instructions, approval or other communications required or permitted under this Agreement or any other document or instrument delivered in connection herewith must be in writing and either delivered personally or sent by (i) overnight delivery, (ii) local courier service, (iii) facsimile transmission, or (iv) email transmission at the other Member’s last known address. All notices shall be deemed to have been duly given or made (A) in the case of personal delivery, overnight delivery or local courier service, upon actual receipt thereof by addressee; (B) the same business day if sent by facsimile during normal business hours (or the next business day if not transmitted during normal business hours in the country of receipt) and if the transmitting Member receives a receipt indicating successful transmission to and receipt by the receiving Member, and (C) the same business day if sent by email transmission (or the next business day if not transmitted during normal business hours in the country of receipt). In the case of a facsimile or email transmission, a copy of the transmitted notice shall be sent by certified mail or overnight courier to the Member to whom notice was intended with a reasonable period of time after the facsimile or email transmission. Any Member may change its address or facsimile number for purposes of this Section by notice to the other Member at least five days prior to the effectiveness of such change.
Section 20.2 Interpretation
     (a) The article and section headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. All references to Section and Article number refer to Sections and Articles of this Agreement, except as otherwise specified. All references in this Agreement to gender shall be deemed to include all genders, and all references in the singular or plural shall be deemed to include the plural and singular, as appropriate.
     (b) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.
     (c) Any accounting term that is not otherwise defined in this Agreement has the meaning assigned to it in accordance with United States generally accepted accounting practices (GAAP) as in effect on the date hereof.

Section 20.3 Entire Agreement
     This Agreement and the concurrent written agreements referred to herein, if any, contain the entire agreement between the Members with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments, and understandings.
Section 20.4 Further Action
     The Members to this Agreement shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 20.5 Binding Effect
     This Agreement shall be binding upon and inure to the benefit of the Members and their successors, legal representatives, and permitted assignees.
Section 20.6 Waiver
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement, or condition.
Section 20.7 Counterparts; Execution by Facsimile
     This Agreement may be executed in two or more counterparts, manually or by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 20.8 Applicable Law
     This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
Section 20.9 No Consequential Damages
     In no event shall any Member be liable to another Member for any special, incidental, consequential damages arising out of the performance or non-performance of its obligations hereunder, whether such liability is based in contract, tort (including negligence), or otherwise.
Section 20.10 Invalidity of Provisions
     If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 20.11 Conveyances
     All of the assets of the Company shall be held in the name of the Company, unless the Managers, by Supermajority Vote of the Managers, shall determine that any Manager may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale, or other instrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company that has been duly authorized by the Required Vote of the Members shall be sufficient if signed on behalf of the Company by one or more Managers. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provisions of this Section 20.12.
Section 20.12 Power of Attorney
     (a) Managers as Attorneys-in-Fact. By the execution of this Agreement, or a counterpart, each such Member irrevocably constitutes and appoints the Managers as its true and lawful attorneys-in-fact and agent to effectuate, with full power and authority to act in his name, place and stead in effectuating, the purposes of the Company pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing and recording of all certificates, documents, contracts, loan documents or counterparts thereof and all other documents which the Managers deem necessary or reasonably appropriate to do any of the following: (i) organize, qualify or continue the Company as a limited liability company, including qualification of the Company in such other jurisdictions as the Company’s activities may require; (ii) reflect an amendment to this Agreement or the Company’s Certificate of Formation required by a change in the name of the Company, a change in the principal place of business of the Company or, subject to the provisions of this Agreement, the admission of a new Member to the Company, if such admission is in compliance with the applicable provisions; and (iii) subject to the provisions of this Agreement, effect the dissolution and termination of the Company.
     (b) Nature of Special Power. The power of attorney granted herein: (i) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, or legal disability of a Member; (ii) may be exercised only by all the Managers, acting together (and their successors and assigns), for each Member, or any or all of them, by listing all, or any, of the Members required to execute any such instrument and executing such instrument, except a guarantee of payment or performance by such Member, as attorney-in-fact for all, or any one, of such Members; and (iii) shall be binding upon any transferee of a Membership Interest of a Member hereunder, or any portion thereof, except that where such transferee is qualified as a Substitute Member under this Agreement, the power of attorney shall survive the delivery of such Units for the sole purpose of enabling the Managers, acting together, to execute, acknowledge, and file any instrument on behalf of the transferor of the Units necessary to effect such substitution.

Section 20.13 No Third-Party Beneficiary
     Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns subject to the express provisions relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.
Section 20.14 Contracts with Members
     The Company may enter into contracts with a Member or its Affiliates only upon the Required Vote of the Members, except as otherwise provided in Section 4.8.
Section 20.15 Standards of Conduct
     (a) Each of the Members are committed to the highest principles of integrity, honesty and ethical business standards and require their respective operations, directors, officers and employees to adhere to their own internal standards of fairness, sound business ethics and compliance with law. The Members will cause the Company, its operations, employees and Managers to adhere to these principles of integrity, honesty and ethical business standards, and will direct the Managers to prepare a specific code of conduct applicable to the Company.
     (b) No Member (nor their Managers, agents, representatives, or employees) shall make any direct or indirect offer, payment, promise to pay, authorization of payment or gift of anything of value (money, goods, services, property, and favors, but excluding mementos of nominal value) to a government official (including officers, directors, and executive level employees of state-owned, controlled, or operated enterprises, and labor union officials), political party, a party official, a candidate for a political office, or their family or friends for the purpose of influencing a decision of these individuals in connection with the Company or its business. Any Member may request written confirmation from another Member of its on-going compliance with this obligation.
     (c) Each Member shall comply with the procurement integrity provisions of the Office of Federal Procurement Policy Act Amendments of 1988 (the Act), 41 USC 423, or any regulations promulgated thereunder and shall immediately notify the other Member(s) of all current or prior debarments from any Government procurement activity, and any suspensions or debarments or notice thereof received during the period of validity of this Agreement. The Members specifically agree to comply with all applicable provisions of Section 319 of Public Law No. 101-121 (the Byrd Amendment), including, but not limited to, those pertaining to disclosure and certification. Further, no Member shall perform any activities that are intended to influence or which attempt to influence executive or legislative branch officers or employees, including members of Congress, with respect to the award, renewal, extension, amendment, or modification of a contract award. No Member shall, directly or indirectly, seek to improperly obtain or disclose to the other Member(s) any Government or Owner source selection, state or federal procurement information classified information, or proprietary competitor information.

Section 20.16 Seal
     The Managers may adopt an official Company seal, which may be altered by them at any time. Unless otherwise required by the Managers, any seal so adopted shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed by or on behalf of the Company.
     IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

DynCorp International, LLC

by:	/s/ Robert B. Rosenkranz

its:

McNeil Technologies, Inc.

by:	/s/ Ronald Thomas

its:	President, McNeil Technologies

Attachment 1 -Required Vote of the Members

		Majority	Unanimous
	Matter	Vote	Vote
(i)	The conduct by the Company of any business other than, or the engagement by the Company in any transaction not substantially related to, the purpose of the Company. [Section 3.1]		X

(ii)	The amendment or restatement of the constituent documents of the Company or the Operating Agreement. [Sections 18.1 and 18.2]		X

(iii)	The dissolution, liquidation or winding up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief.		X

(iv)	The withdrawal from the Company or the withdrawal of Capital Contributions. [Section 4.5]		X

(v)	The approval of transactions with Members or their Affiliates, except as contemplated in Section 4.8. [Section 20.15]		X

(vi)	The approval of the Annual Company Budget. [Section 6.1]		X

(vii)	Making Capital Contributions greater than $100,000, or disproportionately to ownership of Units. [Section 6.1]		X

(viii)	The incurrence, issuance, assumption, guarantee or refinancing of any debt . [Section 6.3(a)]		X

(ix)	Loans by Members to the Company and determination of interest rates. [Section 6.3(b)]		X

(x)	The assumption by the Company of debts, liabilities or obligations incurred by a Member prior to the organization of the Company. [Section 4.2]		X

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		Majority	Unanimous
	Matter	Vote	Vote
(xi)	The removal of Managers, except by the designating Member. [Section 7.8]		X

(xii)	The sale, transfer, lease, sublease, license or other disposition by the Company to a third party of any material property or asset, real, personal or mixed (including leasehold interests and intangible assets).		X

(xiii)	The authorization, issuance, sale, acquisition, repurchase or redemption by the Company of any Membership Units, Additional Units or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company. [Section 14		X

(xiv)	The declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to the Members or the redemption or repurchase of Membership Units.		X

  •   Proposed: The declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to the Members or the redemption or repurchase of Membership Units, other than the distribution of Net Distributable Revenue in accordance with the provisions of this Agreement.

(xv)	The merger or consolidation with, or acquisition of an interest in any Person or the acquisition of a substantial portion of the assets or business of any Person or any division or line of business thereof or any other acquisition of material assets.		X

(xvi)	The transfer of Units, except as expressly permitted by the Operating Agreement. [Articles 13 and 14]		X

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		Majority	Unanimous
	Matter	Vote	Vote
(xvii)	The entering into by the Company of any agreement, contract or arrangement pursuant to which the Company is obligated to pay or entitled to receive payments in excess of $1,000,000 over the term of such contract.		X

(xviii)	The commencement or settlement of any litigation.		X

(xix)	Unless required by law or a change in US GAAP, the making of any material change in the accounting methods of the Company.	X

(xx)	A change to the fiscal year. [Section 11.3]	X

(xxi)	The approval of non-cash distributions upon winding up. [Section 15.2]		X

(xxii)	The creation or investment in any Company subsidiary or the entering of any partnership, consortium, joint venture or other similar enterprise.		X

(xxiii)	Tax Matters Partner may compromise any material dispute with any tax authority pursuant to Section 12.1	X

(xxiv)	The entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing clauses shall be made by the appropriate Required Majority, as indicated in the above table.	• X

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Attachment 2 — Required Vote of the Managers

		Majority	Supermajority
	Matter	Vote	Vote
(i)	The issuance of intercompany orders to Members or their Affiliates of more than $1,000,000. [Section 4.8]	X

(ii)	The secondment of fifteen or more Member employees per task order to the Company. [Section 4.9]		X

(iii)	The calling of capital contributions approved in the Annual Company Budget. [Section 6.1]	X

(iv)	The calling of emergency capital contributions. [Section 6.1]		X

(v)	The delegation of authority to sign contracts, subject to proper approval of such contracts, and the grant or revocation or powers of representation. [Section 7.9]	X

(vi)	The appointment and removal of officers. [Sections 8.1 & 8.2]	X

(vii)	Agree on a calculation of Net Revenue and Net Distributable Revenue. [Section 9.3]		X

(viii)	The approval of any expenditure by the Company for an amount that, when taken together with all other expenditures made during the relevant fiscal year, would exceed the aggregate expenditures permitted as reflected in the applicable Annual Company Budget by more than 5%.	X

(ix)	The entering into of any contracts and subcontracts thereunder in an amount in excess of $1,000,000 in anticipated revenues.	X

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		Majority	Supermajority
	Matter	Vote	Vote
(x)	The entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing clauses shall be made by the appropriate Required Majority, as indicated in the above table.

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